Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

PIONEER PRODUCTION SERVICES, INC.

ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Pioneer Production Services, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue shall be one thousand (1,000) shares of common stock of the par value of $0.01 per share.

ARTICLE V

INCORPORATOR

The name of the incorporator is Bryan C. Wittman, whose mailing address is c/o Fulbright & Jaworski L.L.P., 300 Convent Street, Suite 2200, San Antonio, Texas 78205-3792.

ARTICLE VI

BOARD OF DIRECTORS

SECTION 1. Powers Vested. All of the powers of the Corporation are hereby conferred upon the Board of Directors of the Corporation (the “Board of Directors”) insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors.

SECTION 2. Written Ballot Not Required. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SECTION 3. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this section shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

SECTION 4. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that the person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation (as defined in Section 145(i) of the DGCL) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (as defined in Section 145(i) of the DGCL), both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall be indemnified and held harmless by the Corporation against expenses (including attorneys’ fees), judgments, fines (as defined in Section 145(i) of the DGCL) and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment); provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The indemnification granted pursuant to this SECTION 4 shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification conferred in this SECTION 4 shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. For purposes of this SECTION 4, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this SECTION 4 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(b) Advancement of Expenses. The Corporation shall pay expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this SECTION 4. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Corporation, by action of the Board of Directors, may deem appropriate.

(c) Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this SECTION 4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(d) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VII.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by law, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation from time to time at any regular or special meeting of the Board of Directors or by written consent, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any bylaws of the Corporation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly, I have hereunto set my hand this 14th day of February, 2008.

By:	/s/ Bryan C. Wittman
Bryan C. Wittman, Incorporator